Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement Form S-3 and related Prospectus of AMC Entertainment Holdings, Inc. for the registration of Class A common stock and to the incorporation by reference therein of our reports dated March 12, 2021, with respect to the consolidated financial statements of AMC Entertainment Holdings, Inc.,  and the effectiveness of internal control over financial reporting of AMC Entertainment Holdings, Inc. included in its Annual Report Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Kansas City, Missouri
April 27, 2021